# Liberty Renewable Fuels, LLC

*Driving America's Energy Independence*

February 19, 2008

Tom Pumford
21900 W. M-57
Bannister, Michigan 48807

Dear Tom,

Your current contract has the following scope of work:

1. Coordinate the completion of quarterly 10Q reports on behalf of Liberty as required by the SEC.
2. Coordinate the completion of an annual audited report for year ending December 31, 2007.
3. Coordinate the completion of Liberty's tax filing for the year ending December 31, 2007 and preparation of K1 statements within IRS guidelines and due dates.
4. Coordinate the update of financial information contained within Liberty's S1 prospectus or other offering documents as required.
5. Coordinate Liberty's internal accounting functions consistent with SEC guidelines and Liberty's financial policy, coordinate the preparation of financial statements and review of accounts payable.

We understand, based on discussion with the auditor and accountant, that items #1-3 can be completed by March 1, 2008 with your assistance. Completion of those items will also allow Liberty to update the financial information contained within the S1. Liberty investors appreciated having the K1 statements mailed by mid-February. We thank you for that timely accomplishment and professional services provided under your contract.

Based on the expected completion of items #1-3 by March 1 and due to Liberty's financial situation, the Finance and Audit Committee has recommended the termination of your existing contract.

This letter serves as a 10 day notice that your current contract will end February 29, 2008.

Thank you again for your service, diligence and dedication to Liberty.

Sincerely,

David Skjaerlund

David Skjaerlund, PhD
President & CEO
Liberty Renewable Fuels, LLC